As filed with the Securities and Exchange Commission on June 23, 2010.
Registration No. 333-167270

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UDR, INC.
(Exact name of registrant as specified in its charter)

Maryland	54-0857512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
(720) 283 6120
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Warren L. Troupe
Senior Executive Vice President
UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
(720) 283-6120
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Brian V. Caid, Esq.
Kutak Rock LLP
1801 California Street, Suite 3100
Denver, Colorado 80202
(303) 297-2400
          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Unit(2)	Offering Price(2)	Fee
Common Stock, $0.01 par value per share	3,882,187	$20.74	$80,516,558.38	$5,740.83(3)

(1)	In the event of a stock split, stock dividend or similar transaction involving the registrant’s common stock, in order to prevent dilution the number of shares registered shall automatically be increased by an indeterminate amount to cover additional shares in accordance with Rule 416 under the Securities Act of 1933.

(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sales prices per share of the registrant’s common stock on June 18, 2010 as reported on the New York Stock Exchange.

(3)	A total of $5,451.20 was previously paid upon the initial filing of the Registration Statement on June 3, 2010.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2010
PROSPECTUS
UDR, Inc.
3,882,187 Shares
of Common Stock
          The selling stockholders identified in this prospectus may offer and sell from time to time up to 3,882,187 shares of common stock covered by this prospectus. The shares of common stock that may be offered and sold by the selling stockholders consist of shares of our common stock issuable upon the exchange of limited partnership interests, referred to in this prospectus as the “OP Units,” of United Dominion Realty, L.P., a Delaware limited partnership. We are the general partner of United Dominion Realty, L.P. We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.
          Our common stock is traded on the New York Stock Exchange under the symbol “UDR.” On June 22, 2010, the last reported sale price of our common stock on the New York Stock Exchange was $19.45 per share.

          Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 1 of this prospectus and the risks set forth under the caption “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June ___, 2010

          You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. An offer to sell these securities will not be made in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.
          Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “UDR,” “we,” “us,” “our” or “the company” are to UDR, Inc.

ii

UDR, INC.
          We are a self-administered real estate investment trust, or REIT, that owns, acquires, renovates, develops and manages apartment communities nationwide. As of March 31, 2010, we owned or had an ownership position in 51,320 apartment homes including 971 homes under development.
          We have elected to be taxed as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended, or the “Code.” To continue to qualify as a REIT under the Code, we must continue to meet certain tests which, among other things, generally require that our assets consist primarily of real estate assets, our income be derived primarily from real estate assets, and that we distribute at least 90% of our REIT taxable income (other than our net capital gain) to our stockholders. As a qualified REIT, we generally will not be subject to U.S. federal income taxes on our REIT taxable income to the extent we distribute such income to our stockholders.
          We were formed in 1972 as a Virginia corporation and reincorporated in the State of Maryland in June 2003. Our principal offices are located at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129 and our telephone number at that address is (720) 283-6120.
          Additional information regarding our company is set forth in documents on file with the Securities and Exchange Commission, or the “SEC,” and incorporated by reference in this prospectus, as described below under the sections entitled “Where You Can Find More Information” and “Incorporation of Information Filed With the SEC.”
RISK FACTORS
          An investment in our common stock is subject to risk. Our business, financial condition, and results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Before you decide to invest in our common stock, you should carefully consider the risks described below and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as such risks may be amended, updated or modified periodically in our reports filed with the SEC, as well as the other information included in and incorporated by reference in this prospectus.
          The market value of our common stock could be substantially affected by various factors. Market volatility may adversely affect the market price of our common stock. As with other publically traded securities, the share price of our common stock depends on many factors, which may change from time to time, including:
•	the market for similar securities issued by REITs,

•	changes in estimates by analysts,

•	our ability to meet analysts’ estimates,

•	prevailing interest rates,

•	our credit rating,

•	general economic and financial market conditions, and

•	our financial condition, performance and prospects.
          Our issuance of additional capital stock or debt securities, whether or not convertible, may reduce the market price for shares of our common stock and dilute the ownership interests of existing stockholders. We cannot predict the effect, if any, that future sales of our capital stock or debt securities, or the availability of our securities for future sale, will have on the market price of shares of our common stock. Sales of substantial amounts of our common stock or preferred shares, or debt securities convertible into or exercisable or exchangeable for common stock in the public market, or the perception that such sales might occur, could negatively impact the market price of our common stock and the terms upon which we may obtain additional equity financing in the future. The issuance of any additional shares of our common stock or securities convertible into or exchangeable for common stock or that represent the right to receive common stock, or the exercise of such securities, could be substantially dilutive to holders of our common stock, including purchasers of common stock in this offering.
          In addition, we may issue additional capital stock in the future to raise capital or as a result of the following:
•	the issuance and exercise of options to purchase our common stock,

•	the issuance of shares pursuant to our dividend reinvestment plan, and

•	the issuance of debt securities or preferred stock exchangeable for or convertible into our common stock.
          Legislative or regulatory action could adversely affect purchasers of our common stock. In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in our common stock. Changes are likely to continue to occur in the future, and we cannot assure you that any of these changes will not adversely affect our stockholders’ stock. Any of these changes could have an adverse effect on an investment in our common stock or on market value or resale potential of our common stock. Stockholders are urged to consult with their own tax advisor with respect to the impact that recent legislation may have on their investment and the status of legislative, regulatory or administrative developments and proposals and their potential effect on their investment in our stock.
FORWARD-LOOKING STATEMENTS
          This prospectus and the documents incorporated by reference in this prospectus contain statements about future events and expectations that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying such forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore such statements may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Any forward-looking statement speaks only as of the date on which it is made; and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.
          The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:
•	general economic factors,

•	unfavorable changes in apartment market and economic conditions that could adversely affect occupancy levels and rental rates,

•	the failure of acquisitions to achieve anticipated results,

•	possible difficulty in selling apartment communities,

•	competitive factors that may limit our ability to lease apartment homes or increase or maintain rents,

•	insufficient cash flow that could affect our debt financing and create refinancing risk,

•	failure to generate sufficient revenue, which could impair our debt service payments and distributions to stockholders,

•	development and construction risks that may impact our profitability,

•	potential damage from natural disasters, including hurricanes and other weather-related events, which could result in substantial costs to us,

•	risks from extraordinary losses for which we may not have insurance or adequate reserves,

•	uninsured losses due to insurance deductibles, self-insurance retention, uninsured claims or casualties, or losses in excess of applicable coverage,

•	delays in completing developments and lease-ups on schedule,

•	our failure to succeed in new markets,

•	changing interest rates, which could increase interest costs and affect the market price of our securities,

•	potential liability for environmental contamination, which could result in substantial costs to us,

•	the imposition of federal taxes if we fail to qualify as a REIT under the Code in any taxable year,

•	our internal control over financial reporting may not be considered effective which could result in a loss of investor confidence in our financial reports, and in turn have an adverse effect on our stock price, and

•	changes in real estate laws, tax laws and other laws affecting our business.
          Please also refer to the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K for further information on these and other risks affecting us.
          All of the above factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business.
USE OF PROCEEDS
          All of the common stock offered under this prospectus is being sold by the selling stockholders. We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.
SELLING STOCKHOLDERS
          This prospectus relates to the offer and sale of up to 3,882,187 shares of our common stock by the selling stockholders listed below and certain of their donees, pledgees, transferees and successors-in-interest. The following table sets forth certain information known to us with respect to the selling stockholders and their beneficial ownership of shares of common stock as of June 22, 2010. Beneficial ownership and percentage ownership are determined in accordance with Rule 13d-3 of the Exchange Act. Percentage ownership is based on 163,026,426 shares of our common stock outstanding as of June 22, 2010.
          The shares of our common stock that may be offered and sold under this prospectus consist of shares of our common stock issuable upon the exchange of OP Units that have been issued to the selling stockholders prior to the date hereof. Each selling stockholder may cause United Dominion Realty, L.P. to redeem the selling stockholder’s OP Units, in which case we may elect to redeem such OP Units either by paying cash or by issuing shares of our common stock. If we issue shares of our common stock, then each OP Unit is exchangeable into one share of our common stock, subject to certain adjustments set forth in the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., as amended.

          Except as indicated below or as otherwise described in this prospectus, none of the selling stockholders holds any position or office or has had any other material relationship with us, or any of our predecessors or affiliates, during the past three years. Each of the selling stockholders has represented to us that it is not a registered broker-dealer or affiliated with a registered broker-dealer.

	Shares	Shares Beneficially		Shares Beneficially
	Offered	Owned Before Offering		Owned After Offering (2)
Name of Selling Stockholder	Hereby (1)	Number	Percent	Number	Percent
The Klingbeil Trust, Dated April 24, 1990(3)	1,311,978	1,311,978	*	0	*
Riverwood Limited Partnership(3)	242,384	242,384	*	0	*
The Klingbeil Family Trust(3)	8,364	8,364	*	0	*
Klingbeil Partners Co. III(3)	36,947	36,947	*	0	*
American Apartment Communities, Inc.(3)	62,506	62,506	*	0	*
Fox Point Ltd.(3)	131,653	131,653	*	0	*
The Klingbeil Company(3)	298,965	298,965	*	0	*
Wood Lake Partners, LLC(3)	110,734	110,734	*	0	*
Revocable Trust Created by Berthe D. Klingbeil Dated October 18, 1988 at Madison, Ohio (James D. Klingbeil, Trustee)(3)	7,704	7,704	*	0	*
Thomas W. Toomey(4)	665,860	4,001,958	2.45%	3,336,098	2.05%
Matthew T. Akin(5)	6,535	84,133	*	77,598	*
Certain persons and entities who acquired OP Units in 1998	122,080	123,080	*	1,000	*
Certain persons and entities who acquired OP Units in 1999	30,315	30,855	*	540	*
Certain persons and entities who acquired OP Units in 2001	564,468	564,468	*	0	*
Certain persons and entities who acquired OP Units in 2003(6)	281,694	302,237	*	20,543	*

*	Less than one percent.

(1)	Assumes exchange in full of the selling stockholder’s OP Units into shares of our common stock on a one-to-one basis. The number of shares issuable upon exchange of the OP Units is subject to adjustment under certain circumstances as set forth in the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., as amended.

(2)	Assumes the sale of all shares of common stock offered by this prospectus and no other purchases or sales of our common stock by the selling stockholder. If the selling stockholder does not sell all of the shares of common stock offered by this prospectus, actual ownership after the offering will be higher than this table reflects. Because the selling stockholders may sell some or all of the shares offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares, no estimate can be given as to the number of shares that will be held by the selling stockholders upon termination of any offering made hereby.

(3)	Mr. James D. Klingbeil, the Chairman of the Board of Directors of UDR, Inc., is deemed to beneficially own indirectly the shares of common stock into which the selling stockholder’s OP Units are convertible if UDR, Inc. elects to issue shares of its common stock rather than pay cash upon redemption of the OP Units.

(4)	Mr. Toomey is Chief Executive Officer, President and a director of UDR, Inc. The number of shares beneficially owned by Mr. Toomey assumes exercise in full of all options exercisable within 60 days of June 22, 2010, and includes a total of 384,759 shares of restricted stock granted to Mr. Toomey on February 26, 2010 and April 30, 2010, which shares do not vest until the achievement by the company of certain performance goals. As of June 22, 2010, Mr. Toomey also beneficially owned 665,860 shares of our Series F Preferred Stock.

(5)	Mr. Akin is Senior Vice President — Acquisitions & Dispositions of UDR, Inc. The number of shares beneficially owned by Mr. Akin assumes exercise in full of all options exercisable within 60 days of June 22, 2010.

(6)	Includes Mr. Gregory M. Duggan, Vice President - Redevelopment of UDR, Inc., who beneficially owns 3,267 OP Units and 20,543 shares of common stock, Mr. Thomas E. Lamberth, Vice President - Development of UDR, Inc., who beneficially owns 4,901 OP Units, and Dennis E. Sandidge, Vice President, Area Director of UDR, Inc., who beneficially owns 32,679 OP Units.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
          The following discussion describes certain U.S. federal income tax considerations relating to the ownership and disposition of our common stock and the federal income tax considerations to us as a REIT. Because this is a summary, it may not contain all the information that may be important to you.
          We urge you to consult your own tax advisor regarding the specific tax consequences to you of the acquisition, ownership, and disposition of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such acquisition, ownership, disposition, and election, and regarding potential changes in applicable tax laws.
Regarding Our Status as a REIT and REIT Qualification
     General
          We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 1972. We believe that we have operated in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. Qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Although we intend to continue to operate to satisfy such requirements, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. See “— Failure to Qualify.”
          The provisions of the Code, Treasury Regulations promulgated thereunder and other federal income tax laws relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the laws that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations thereunder, and administrative and judicial interpretations thereof. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.
          In brief, if certain detailed conditions imposed by the REIT provisions of the Code are satisfied, entities, such as us, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their “REIT taxable income” that is distributed currently to stockholders. This treatment substantially eliminates the “double taxation” (i.e., taxation at both the corporate and stockholder levels) that generally results from investing in corporations.
          If we fail to qualify as a REIT in any year, however, we will be subject to federal income tax as if we were a domestic corporation. In addition, our stockholders will be taxed in the same manner as stockholders of ordinary corporations (including, in the case of stockholders that are not corporations, potentially being eligible for preferential tax rates on dividends received from us). In that event, we could be subject to potentially significant tax liabilities, the amount of cash available for distribution to our stockholders could be reduced and we would not be obligated to make any distributions.
Taxation of the Company
          In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our net income that we distribute to stockholders. However, we will be subject to federal income tax as follows:
•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).
•	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the Internal Revenue Service, or “IRS,” in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification — General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arms-length terms.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries, including any TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

          In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification — General
          The Code defines a REIT as a corporation, trust or association:
          (1) that is managed by one or more trustees or directors;
          (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
          (3) that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;
          (4) that is neither a financial institution nor an insurance company subject to specific provisions of the Code;
          (5) the beneficial ownership of which is held by 100 or more persons;
          (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and
          (7) which meets other tests described below, including with respect to the nature of its income and assets.
          The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT. Our charter provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.
          To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

          In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby will satisfy this requirement.
          The Code provides relief from violations of certain of the REIT requirements, in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including, in certain cases, the payment of a penalty tax that is based upon the magnitude of the violation. See “— Income Tests” and “— Asset Tests” below. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.
     Effect of Subsidiary Entities
          Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Affiliated Partnerships.”
          Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below) that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which UDR holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
          In the event that a disregarded subsidiary of ours ceases to be wholly-owned — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours — the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “— Income Tests.”
          Taxable Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.
          We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRS’s or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRS’s or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, would be treated as prohibited transactions.
     Income Tests
          In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
          Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:
•	The amount of rent must not be based in any way on the income or profits of any person.

However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no income to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.
          We generally do not intend, and as the general partner of certain subsidiary partnerships do not intend to permit our subsidiary partnerships, to take actions we believe will cause us to fail to satisfy the rental conditions described above. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with our determinations of value.
          Income we receive that is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if certain services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking facilities meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.
          From time to time, we may enter into hedging transactions with respect to one or more of our liabilities. The term “hedging transaction” generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made. The hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as such as specified in the Code will not constitute gross income for purposes of the 75% or 95% gross income test (for transactions entered into prior to July 31, 2008, hedging transaction income will not constitute gross income for purposes of the 95% gross income test only), and therefore will be exempt from this test. To the extent that we do not properly identify such transactions as hedges, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
          We may directly or indirectly receive distributions from TRS’s or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.
          Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
          If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular income test.

     Asset Tests
          At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% gross test are subject to the additional asset tests described below.
          Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.
          Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRS’s and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.
          Fourth, the aggregate value of all securities of TRS’s that we hold may not exceed 25% (20% with respect to taxable years commencing prior to July 31, 2008) of the value of our total assets.
          Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).
          Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules),

(3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.
          No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
          However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
          In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.
          If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

     Annual Distribution Requirements
          In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:
          (a) the sum of
                    (1) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and
                    (2) 90% of our net income, if any, (after tax) from foreclosure property (as described below), minus
          (b) the sum of specified items of non-cash income.
          We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITS, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.
          To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (b) the tax that we paid on their behalf with respect to that income.
          To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “— Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.”
          If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.
          It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries and our inclusion of items in income for federal income tax purposes. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each shareholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.
          In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.
          We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
     Prohibited Transactions
          Net income that we derive from a prohibited transaction, is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.
     Foreclosure Property
          Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property.
          We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.
     Derivatives and Hedging Transactions
          We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test (for transactions entered into prior to July 31, 2008, hedging transaction income will not constitute gross income for purposes of the 95% gross income test only). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
     Failure to Qualify
          If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “— Income Tests” and “— Asset Tests.”
          If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2010). In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.
Tax Aspects of Investments in Partnerships
     General
          We may hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and potentially are subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests and in computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by subsidiary partnerships. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share is based on our proportionate interest in the equity and certain debt securities issued by the partnership). See “Taxation of UDR — Effect of Subsidiary Entities — Ownership of Partnership Interests.”
     Entity Classification
          Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the income tests as discussed in “Taxation of UDR — Asset Tests” and “— Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to the relief provisions described above. See “Taxation of UDR — Asset Tests,” “— Income Test” and “— Failure to Qualify,” above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.
     Tax Allocations with Respect to Partnership Properties
          Under the Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
          To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.
Taxation of Stockholders
     Taxation of Taxable Domestic Stockholders
          Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 15% maximum federal rate through 2010) for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:
•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRS’s or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).
          Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of UDR — Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.
          Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.
          To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of UDR — Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.
          Dispositions of UDR Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.
          If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
          Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.
     Taxation of Foreign Stockholders
          The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:
•	a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.
          If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.
          Ordinary Dividends. The portion of dividends received by non-U.S. holders that is (1) payable out of our earnings and profits, (2) not attributable to our capital gains and (3) not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.
          In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income generally must be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.
          Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, and (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.
          Capital Gain Dividends. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPI’s that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “— Taxation of Foreign Stockholders — Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPI’s are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non- U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.
          A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “— Taxation of Foreign Stockholders — Ordinary Dividends”), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange.
          Dispositions of UDR Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.
          Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we will be, a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically-controlled qualified investment entity.

     In the event that we are not a domestically-controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. holder’s sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common stock any time during the one-year period ending on the date of the sale. We expect that our common stock will be publicly traded.
     If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.
     Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.
     Estate Tax. The U.S. federal estate tax was repealed effective January 1, 2010 but absent legislative action will be automatically reinstated effective January 1, 2011. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.
  Taxation of Tax-Exempt U.S. Holders
     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.
     Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.
     In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.
     Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning UDR stock.
Other Tax Considerations
  Dividend Reinvestment Program.
     Stockholders participating in our dividend reinvestment program are treated as having received the gross amount of any cash distributions which would have been paid by us to such stockholders had they not elected to participate in the program. These distributions will retain the character and tax effect applicable to distributions from us generally. Participants in the dividend reinvestment program are subject to U.S. federal income and withholding tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of our stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the distribution).
  Legislative or Other Actions Affecting Tax Considerations
     Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes.

Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in us.
     Hiring Incentives to Restore Employment Act of 2010. On March 18, 2010, the President signed into law the Hiring Incentives to Restore Employment Act of 2010, or the “HIRE Act.” The HIRE Act imposes a U.S. withholding tax at a 30% rate on certain types of payments made to “foreign financial institutions” and certain other non-U.S. holders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such distributions and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. These provisions of the HIRE Act generally are effective for payments made after December 31, 2012. Prospective stockholders should consult their own tax advisers regarding the effect, if any, of the HIRE Act on their ownership and disposition of our shares.
     Health Care and Reconciliation Act of 2010. On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010, or the “Reconciliation Act.” The Reconciliation Act will require certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds to pay a 3.8% Medicare tax. This tax will apply for taxable years beginning after December 31, 2012. The Medicare tax will apply to, among other things, interest, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of stock, subject to certain exceptions. Prospective stockholders should consult their tax advisors regarding the effect, if any, of the Reconciliation Act on their ownership and disposition of our shares.
State and Local Taxes
     We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.
PLAN OF DISTRIBUTION
     The selling stockholders may offer and sell up to 3,882,187 shares of our common stock from time to time with this prospectus. We will not receive any of the proceeds of the sales of these shares. Our common stock is listed on the New York Stock Exchange under the symbol “UDR.”

Who May Sell and Applicable Restrictions
     The selling stockholders may offer and sell shares with this prospectus directly to purchasers. The selling stockholders may donate, pledge or otherwise transfer their shares to any person so long as the transfer complies with applicable securities laws. As a result, donees, pledgees, transferees and other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer may offer shares of common stock under this prospectus.
     The selling stockholders may from time to time offer the shares through brokers, dealers or agents, which may act as agents or principals. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions may be in excess of those customary in the type of transaction involved. Any brokerage commissions and similar selling expenses attributable to the sale of shares covered by this prospectus will be borne by the selling stockholders. To comply with some state securities laws, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers.
     The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent may be deemed underwriting discounts and commissions under the Securities Act.
Prospectus Delivery
     A prospectus supplement or a post-effective amendment may be filed with the SEC to disclose additional information with respect to the distribution of the shares. In particular, if we receive notice from a selling stockholder that a donee, pledgee, transferee or other successor intends to sell more than 500 shares of our common stock, or that a selling stockholder has entered into a material arrangement with an underwriter or broker-dealer for the sale of shares covered by this prospectus, then to the extent required we will file a supplement to this prospectus.
Manner of Sales
     The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on the New York Stock Exchange or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in privately negotiated transactions. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices, at fixed prices or at other negotiated prices.
     The shares may be sold in one or more transactions according to one or more of the following methods:

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares,

•	an exchange distribution under the rules of the exchange,

•	face-to-face transactions between sellers and purchasers without a broker-dealer,

•	transactions directly with a market-maker,

•	through the writing of options, and

•	any other method permitted pursuant to applicable law.
     In addition, selling stockholders may generally enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. The selling stockholders may, for example:
•	enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with the selling stockholders,

•	sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions,

•	write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares,

•	enter into option transactions or other types of transactions that require the selling stockholders to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus, or

•	loan or pledge the shares to a broker, dealer or other financial institution, who may sell the loaned shares.
     These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus (as amended or supplemented as necessary).

     None of the selling stockholders have advised us that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities offered hereby, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. If a material arrangement with any underwriter, broker-dealer or other agent is entered into for the sale of any shares of common stock through a block trade, special offering, exchange distribution, secondary distribution, or a purchase by a broker or dealer, we will file a post-effective amendment to the registration statement, if appropriate, or a supplement to this prospectus, if necessary, pursuant to Rule 424(b) under the Securities Act disclosing the material terms and conditions of the arrangement, including: (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) other facts material to the transaction.
     The selling stockholders may also sell their shares in accordance with Rule 144 under the Securities Act, or pursuant to other available exemptions from the registration requirements of the Securities Act, rather than pursuant to this prospectus.
     The anti-manipulation provisions of Regulation M promulgated under the Exchange Act may apply to sales by the selling stockholders in the market. Under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to common stock for five business days prior to the start of the distribution. In addition, the selling stockholders and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of common stock by the selling stockholders or any other person.
Indemnification
     The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.
LEGAL MATTERS
     The validity of the common stock offered by this prospectus will be passed upon for us by Kutak Rock LLP.
EXPERTS
     The consolidated financial statements of UDR, Inc. appearing in UDR, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including the schedule appearing therein), and the effectiveness of UDR, Inc.’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the information requirements of the Exchange Act, which means that we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are available at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Room of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC. You may also access our SEC filings free of charge on our website at www.udr.com.
     Our reports, proxy statements and other information about us may also be inspected at:
The New York Stock Exchange
20 Broad Street
New York, New York 10005
INCORPORATION OF INFORMATION FILED WITH THE SEC
     The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference herein is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC prior to the termination of this offering, modifies or replaces this information. The following documents filed with the SEC (Commission File No. 1-10524) are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 25, 2010.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 4, 2010.

•	Our Current Reports on Form 8-K filed with the SEC on January 12, March 4, March 11, March 26, May 5 and May 17, 2010.

•	Our definitive Proxy Statement dated April 2, 2010, and definitive Additional Materials filed with the SEC on April 2, 2010, both filed in connection with our May 14, 2010 Annual Meeting of Stockholders.

•	The description of our common stock contained in our Registration Statement on Form 8-A/A dated and filed with the SEC on November 7, 2005 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

•	All other documents and reports we file after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to completion of the offering covered by this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (with the exception of information that is deemed “furnished” rather than “filed,” which information shall not be deemed incorporated by reference herein).

     As explained above in “Where You Can Find More Information,” these incorporated documents (as well as other documents filed by us under the Exchange Act) are available at the SEC and may be accessed in a number of ways, including online via the Internet.
     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any of the documents referred to above upon written or oral request to:
UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
Attention: Investor Relations
Telephone: (720) 283-6120
     We maintain a web site at www.udr.com. The information on our website is not considered a part of, or incorporated by reference in, this prospectus or any other document we file with or furnish to the SEC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The expenses, other than underwriting discounts and commissions, to be incurred by the registrant in connection with the issuance and distribution of the securities being registered are as follows:

Securities Act Registration Fee	$5,741
Legal Fees and Expenses	15,000	*
Accounting Fees and Expenses	15,000	*
Miscellaneous	4,259	*

Total	$40,000	*

*	Estimated
Item 15. Indemnification of Directors and Officers.
     Our charter and bylaws provide for indemnification of directors and officers to the full extent permitted by the laws of the State of Maryland.
     Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or upon an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.
     If the person involved is not a director or officer of the Registrant, the board of directors may cause the Registrant to indemnify to the same extent allowed for directors and officers of the Registrant the person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     The Registrant also maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions or deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities, including liabilities arising under the Securities Act. The Registrant has also entered into agreements with certain of its directors and officers which provide them with indemnification against such liabilities to the fullest extent permitted by law.
     The above discussion of our charter and bylaws and of the Maryland General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such charter, bylaws and statutes.
Item 16. Exhibits.

Exhibit No.	Description
4.1	Articles of Restatement (incorporated by reference to Exhibit 3.09 to the Company’s Current Report on Form 8-K dated July 27, 2005 and filed with the SEC on August 1, 2005, Commission File No. 1-10524).

4.2	Articles of Amendment to the Articles of Restatement (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated March 14, 2007 and filed with the SEC on March 15, 2007, Commission File No. 1-10524).

4.3	Articles Supplementary relating to the Company’s 6.75% Series G Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form 8-A dated and filed with the SEC on May 30, 2007).

4.4	Amended and Restated Bylaws (as amended through May 14, 2010) (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC on May 17, 2010, Commission File No. 1-10524).

4.5	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated March 14, 2007 and filed with the SEC on March 15, 2007, Commission File No. 1-10524).

4.6	Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated as of February 23, 2004 (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, Commission File No. 1-10524).

4.7	First Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (incorporated by reference to Exhibit 10.06 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, Commission File No. 1-10524).

Exhibit No.	Description
4.8	Second Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, Commission File No. 1-10524).

4.9	Third Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (incorporated by reference to Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, Commission File No. 1-10524).

4.10	Fourth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Commission File No. 1-10524).

4.11	Fifth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (incorporated by reference to Exhibit 10.53 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Commission File No. 1-10524).

4.12	Sixth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of December 9, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 9, 2008 and filed with the SEC on December 10, 2008, Commission File No. 1-10524).

4.13	Seventh Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of March 13, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 18, 2009 and filed with the SEC on March 19, 2009, Commission File No. 1-10524).

5.1	Legality Opinion of Kutak Rock LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Kutak Rock LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on page II-7 of the Registration Statement filed with the SEC on June 3, 2010)
Item 17. Undertakings.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highlands Ranch, State of Colorado, on June 23, 2010.

UDR, INC.
By:	/s/ Warren L. Troupe
Warren L. Troupe
Senior Executive Vice President

     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

** Thomas W. Toomey	Chief Executive Officer, President and Director (principal executive officer)	June 23, 2010

/s/ David L. Messenger David L. Messenger	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	June 23, 2010

** James D. Klingbeil	Chairman of the Board	June 23, 2010

** Lynne B. Sagalyn	Vice Chair of the Board	June 23, 2010

** Katherine A. Cattanach	Director	June 23, 2010

** Eric J. Foss	Director	June 23, 2010

** Robert P. Freeman	Director	June 23, 2010

** Jon A. Grove	Director	June 23, 2010

** Mark J. Sandler	Director	June 23, 2010

** Thomas C. Wajnert	Director	June 23, 2010

**	By:	/s/ Warren L. Troupe
Warren L. Troupe Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1
Articles of Restatement (incorporated by reference to Exhibit 3.09 to the Company’s Current Report on Form 8-K dated July 27, 2005 and filed with the SEC on August 1, 2005, Commission File No. 1-10524).

4.2
Articles of Amendment to the Articles of Restatement (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated March 14, 2007 and filed with the SEC on March 15, 2007, Commission File No. 1-10524).

4.3
Articles Supplementary relating to the Company’s 6.75% Series G Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form 8-A dated and filed with the SEC on May 30, 2007).

4.4
Amended and Restated Bylaws (as amended through May 14, 2010)(incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC on May 17, 2010, Commission File No. 1-10524).

4.5
Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated March 14, 2007 and filed with the SEC on March 15, 2007, Commission File No. 1-10524).

4.6
Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. dated as of February 23, 2004 (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, Commission File No. 1-10524).

4.7
First Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (incorporated by reference to Exhibit 10.06 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, Commission File No. 1-10524).

4.8
Second Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, Commission File No. 1-10524).

4.9
Third Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (incorporated by reference to Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, Commission File No. 1-10524).

4.10
Fourth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Commission File No. 1-10524).

4.11
Fifth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P. (incorporated by reference to Exhibit 10.53 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Commission File No. 1-10524).

4.12
Sixth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of December 9, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 9, 2008 and filed with the SEC on December 10, 2008, Commission File No. 1-10524).

Exhibit No.	Description
4.13
Seventh Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of March 13, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 18, 2009 and filed with the SEC on March 19, 2009, Commission File No. 1-10524).

5.1	Legality Opinion of Kutak Rock LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Kutak Rock LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on page II-7 of the Registration Statement filed with the SEC on June 3, 2010)